Exhibit 99.1

Screaming Eagle Acquisition Corp., Led by Eagle Equity Partners’ Harry Sloan, Jeff Sagansky and Eli Baker, Announces Pricing of $750 million IPO

Largest IPO of Public Acquisition Vehicle since March 2021

$10.00 per Unit to be Deposited in Trust

NEW YORK, NY January 6, 2022 — Screaming Eagle Acquisition Corp. (the “Company”), the eighth public acquisition vehicle led by Eagle Equity Partners’ Harry Sloan, Jeff Sagansky and Eli Baker, today announced the pricing on January 5, 2022, of its initial public offering of 75,000,000 units, at a price of $10.00 per unit. Each unit consists of one Class A ordinary share and one-third of one warrant to purchase one Class A ordinary share at an exercise price of $11.50 per share. An amount equal to $10.00 per unit will be deposited into a trust account upon the closing of the offering. The units will be listed on the Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “SCRMU” beginning on January 6, 2022. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “SCRM” and “SCRMW,” respectively. The offering is expected to close on January 10, 2022.

Screaming Eagle Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective initial business combination target will not be limited to a particular industry, sector or geographic region. While the Company may pursue an initial business combination opportunity in any industry or sector, it intends to capitalize on the ability of its management team to identify, acquire and operate a business or businesses that can benefit from its management team’s established global relationships and operating experience. The Company’s management team has extensive experience in identifying and executing strategic investments globally and has done so successfully in a number of sectors, including media and entertainment.

The Company’s sponsor is Eagle Equity Partners V, LLC, of which Harry Sloan, Jeff Sagansky and Eli Baker are Managing Members. Harry E. Sloan, who co-led seven prior public acquisition vehicles with Mr. Sagansky, is the Chairman of the Company. Joining Mr. Sloan in the management of the Company is Eli Baker, the Chief Executive Officer, who served as President, Chief Financial Officer and Secretary of four of Mr. Sagansky’s prior public acquisition vehicles, Vice President, General Counsel and Secretary of another of Mr. Sagansky’s prior public acquisition vehicles and as a director of another of Mr. Sagansky’s prior public acquisition vehicles. Ryan O’Connor is joining Mr. Sloan and Mr. Baker in the management of the Company as the Vice President of Finance.

Goldman Sachs & Co. LLC and Citigroup are acting as the representatives of the underwriters for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 11,250,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 866-471-2526 or by emailing prospectus-ny@ny.email.gs.com or from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 1-800-831-9146.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 5, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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MEDIA CONTACT:

Jeff Pryor/Priority PR

t. (818) 661-6368

e. jeff@prioritypr.net

INVESTOR CONTACT:

Ryan O’Connor

t. (424) 284-3519

e. roconnor@eaglesinvest.com